Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-21489), pertaining to 1995 Stock Plan for Non-Employee Directors,
(2)	Registration Statement (Form S-8 No. 333-12491), pertaining to the 1995 Long-Term Stock Incentive Plan, and
(3)	Registration Statement (Form S-8 No. 333-111618), pertaining to the 1999 Long-Term Stock Incentive Plan;

of our reports dated March 17, 2011, with respect to the consolidated financial statements and schedule of Systemax Inc., and the effectiveness of internal control over financial reporting of Systemax Inc. included in this Annual Report (Form 10-K) of Systemax Inc. for the year ended December 31, 2010.

New York, New York
March 17, 2011